Exhibit 8.1

Allen Overy Shearman Sterling US LLP 599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

May 30, 2025

National Energy Services Reunited Corp.

777 Post Oak Boulevard, Suite 730

Houston, Texas 77056

Ladies and Gentlemen:

We are acting as U.S. tax counsel to National Energy Services Reunited Corp., a British Virgin Islands business company (the “Company”), in connection with its (a) offer to exchange (the “Offer”) up to 35,540,380 of its outstanding warrants (the “Warrants”) to receive 0.10 ordinary shares of the Company, no par value per share (the “Ordinary Shares”) for each outstanding Warrant tendered, and (b) solicitation of consents (the “Consent Solicitation” and , together with the Offer, the “Offer and Consent Solicitation”) from holders of the Warrants to amend the Warrant Agreement, dated as of May 11, 2017, by and between the Company and Continental Stock Transfer & Trust Company, which governs the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the offer be converted at a ratio of 0.09 Ordinary Shares for each Warrant not tendered in the Offer and Consent Solicitation. The Offer and Consent Solicitation are being made pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended (the “Act”), originally filed on May 30, 2025 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), the prospectus/offer to exchange, dated May 30, 2025, relating to the Offer and Consent Solicitation, which forms a part of and is included in the Registration Statement, the Schedule TO-C, originally filed on May 19, 2025 with the Commission, and the Schedule TO-I, originally filed on May 30, 2025 with the Commission. Capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In providing our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed necessary or appropriate and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. For purposes of the opinion set forth below, we have assumed, without independent verification, (i) the authenticity and accuracy of all documents reviewed by us, (ii) that the signatures on all documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents, (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms, (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding and enforceable obligations of, all parties to such documents, (v) that all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents, and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. In rendering our opinion, we have made no independent investigation of the facts referred to herein (including in any statements referred to herein) and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

AOSHEARMAN.COM

Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions, and final, temporary, and proposed Treasury regulations, all as available and in effect on the date hereof. The authorities and interpretations upon which our opinion is based are subject to change, and any such change could apply retroactively. There can be no assurance that positions contrary to those stated in our opinion will not be asserted by the Internal Revenue Service (“IRS”), and no rulings will be obtained from the IRS regarding the U.S. federal income tax consequences of the transactions contemplated by the Offer and Consent Solicitation or otherwise in connection with the transactions effected pursuant to the Offer and Consent Solicitation (and any other documents or agreements executed in connection with the transactions contemplated thereunder). The opinion expressed below is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions, and limitations contained therein, the statements in the Registration Statement set forth under the caption “Material U.S. Federal Income Tax Considerations,” to the extent that they constitute descriptions or summaries of U.S. federal income tax law or legal conclusions with respect thereto, are accurate in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP